Exhibit 99.1

Altavista, VA January 14, 2009—The Board of Directors of Pinnacle Bankshares Corporation (OTCBB: PPBN) declared a regular quarterly cash dividend of $0.10 per share on January 13, 2009 payable February 6, 2009 to shareholders of record January 23, 2009. Pinnacle Bankshares is the holding company for First National Bank.

The $0.10 per share rate represents a $0.05 per share decrease from the $0.15 per share dividend paid in the previous quarter and in this same quarter one year ago.

“Reducing our quarterly cash dividend rate is a measure that our Board of Directors is most reluctant to take,” commented Rob Gilliam, President & CEO of Pinnacle Bankshares and First National Bank. “On the other hand, the decrease is a reflection of the reality of the contracted economic environment in which we are currently operating and the impact this environment is having on our earnings,” Gilliam stated.

Pinnacle Bankshares expects to release its fourth quarter 2008 earnings by the end of January.

Pinnacle Bankshares Corporation is a locally managed community banking organization based in Central Virginia. The one-bank holding company of First National Bank serves an area consisting primarily of all or portions of the Counties of Campbell, Pittsylvania, Franklin, Bedford, Amherst and the City of Lynchburg. The Company operates two branches in the Town of Altavista, one branch in the Town of Amherst, two branches in Campbell County, one branch in the City of Lynchburg, one branch in Bedford County at Forest and a loan production office at Smith Mountain Lake in Franklin County at Moneta. A new branch in the Town of Rustburg is expected to open in February 2009. First National Bank is currently celebrating its 101st year in operation.

CONTACT: Pinnacle Bankshares Corporation, Bryan M. Lemley, 434-477-5882